EXHIBIT 5.1
                         Opinion and Consent of Counsel

                                October 10, 2005

Board of Directors
Sew Cal Logo, Inc.
207 W. 138th Street
Los Angeles, California 90061


Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Sew Cal Logo, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission covering the offering of an aggregate of 500,000 shares of the common stock of the Company (the "Shares")

     In connection with this opinion, we have examined the Registration Statement and the Company's Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Sincerely yours,

                                            /s/THE O'NEAL LAW FIRM, P.C.
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                                            Fountain Hills, Arizona